EX 99.28(d)(49)(viii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement between

Jackson National Asset Management, LLC

and Pacific Investment Management Company LLC

This Amendment is made on September 25, 2017 by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved: i) DoubleLine Capital LP to replace Pacific Investment Management Company LLC as the investment sub-adviser for the JNL/PIMCO Total Return Bond Fund; and ii) the JNL/PIMCO Income Fund as a new fund of the Trust, effective September 25, 2017.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/PIMCO Total Return Bond Fund and its fees and to add the JNL/PIMCO Income Fund and its fees, effective September 25, 2017.

Whereas, the Parties have agreed to delete each of the following sections, in its entirety, and replace these sections of the Agreement:

Section 10.  Standard of Care.
Section 11.  Indemnification.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

I.         Appointment of Sub-Adviser for JNL/PIMCO Income Fund

1)
The Adviser hereby retains the Sub-Adviser to provide investment management services with respect to the JNL/PIMCO Income Fund and the Sub-Adviser accepts the retention and agrees to provide such services. The Parties agree to be bound by the terms and conditions of the Agreement as amended in all aspects with respect to the JNL/PIMCO Income Fund and hereby confirm the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

2)	The Adviser acknowledges that it has received a current copy of Part 2 of the Sub-Adviser’s Form ADV, either prior to or at the time of execution of this Amendment.

II.        Revisions to the Agreement

1)	Section 10. Standard of Care and Limitation of Liability of the Agreement shall be deleted, in its entirety, and replaced with the following:

10.        Standard of Care.  The Sub-Adviser shall exercise its good judgment and shall act in good faith in rendering the services pursuant to this Agreement.

2)	Section 11. Indemnification of the Agreement shall be deleted, in its entirety, and replaced with the following:

11.        Liability and Indemnification.

A.          Except as may otherwise be provided by law, neither the Sub-Adviser nor any of its officers, directors, members,employees, agents or affiliates (its “Affiliates”) shall be liable (i) for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to any Fund or (ii) for any failure to recommend the purchase or sale of any security on behalf of any Fund on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations; except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein.

B.          Except as may otherwise be provided by law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to any Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading,

Amendment - 2

unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser.

3)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

4)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2017, attached hereto.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 25, 2017.

Jackson National Asset Management, LLC		Pacific Investment Management Company LLC

By:	/s/ Mark D. Nerud	By:	/s/ David Fisher
Name:	Mark D. Nerud	Name:	David Fisher
Title:	President and CEO	Title:	Managing Director

Amendment - 3

Schedule A
Dated September 25, 2017

Funds
JNL/PIMCO Income Fund
JNL/PIMCO Real Return Fund

A-1

Schedule B
Dated September 25, 2017
 (Compensation)

For the JNL/PIMCO Income Fund, Sub-Adviser’s account #11852, the following fee schedule shall apply, subject to an initial mininum funding amount of $400 million:

JNL/PIMCO Income Fund – #11852 Effective September 25, 2017
Average Daily Net Assets	Annual Rate
If the AUM is less than $2 billion: All assets	0.350%
If the AUM is $2 billion or above: First $1 billion Thereafter	0.35% 0.25%

For the JNL/PIMCO Real Return Fund, Sub-Adviser’s account #1852, the following fee schedule shall apply:

JNL/PIMCO Real Return Fund – 1852 Effective January 1, 2017
Average Daily Net Assets	Annual Rate
First $1 Billion	0.25%
Next $1 Billion	0.20%
Thereafter	0.175%

The following blended discount – based on aggregate 1940 Act Sub-advised strategies, calculated quarterly and applied to each Account’s calculated fee amount – shall apply to the Account if (i) the Sub-Adviser manage at least three 1940 Act subadvised strategies for the Adviser and (ii) of those managed accounts, the core fixed income accounts (currently Sub-Adviser Accounts #11852, 1852 and 2852) have a combined AUM of at least $5.5 billion:

Account AUM amount	Discount per AUM Tier
$0 to $2.5 billion	2.5%
$2.5 billion to $5 billion	5.0%
$5 billion to $7.5 billion	7.5%
Assets greater than $7.5 billion	10.0%

“Fund” and “Funds” shall have the same meaning as set forth in the Agreement.

Market value is determined by the Fund Accountant.

B-1